EXHIBIT 99.1


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                     [SISTERSVILLE BANCORP, INC. LETTERHEAD]

FOR IMMEDIATE RELEASE                      FOR FURTHER INFORMATION CONTACT:
---------------------                      --------------------------------
February 19, 1998                          Stanley M. Kiser
                                           President and Chief Executive Officer
                                           (304) 652-3671

              SISTERSVILLE BANCORP, INC. ANNOUNCES STOCK REPURCHASE

         Sistersville, West Virginia -- Sistersville Bancorp, Inc., the parent holding company of First Federal Savings Bank, today announced that it has received the necessary regulatory and Board approval to initiate a repurchase plan covering up to 5% or 33,071 shares of the Company's common stock to be purchased in the open market. The company currently has 661,428 shares of common stock outstanding. Mr. Stanley M. Kiser, President and Chief Executive Officer of the Company, indicated that the repurchase plan could mitigate some of the potentially dilutive effects of the Company's stock benefit plans and would also be available for general corporate use. The repurchases will be made from time to time in open-market transactions, subject to the availability of stock.

         The Company became the holding company for the Bank on June 25, 1997, following its initial public offering at the time of the conversion of the Bank from the mutual to stock form of ownership.

         First Federal Savings Bank is a federally-chartered savings bank which conducts its business in Sistersville, West Virginia. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). The Company's common stock is traded in the over-the-counter market with quotations available through the OTC "Electronic Bulletin Board" under the symbol "SVBC."